Exhibit 10.1

CONFIDENTIAL

April 24, 2024

Mr. Pat Beyer

11 River Park Drive

Marlow, Buckinghamshire,

England SL7 1QT

Re: Amended Employment Terms

Dear Pat:

Please accept this letter as Amendment Number 1 (this “Amendment”) to your April 25, 2019, Service Agreement with CONMED U.K. Limited (the “Service Agreement”). This Amendment will supplement and amend your Service Agreement effective as of April 24, 2024.

1. Each of Section 3.1, Section 5.1, Section 6.1, and Section 6.5 of the Service Agreement is hereby amended and restated to read in its entirety as follows, as applicable:

“3.1 Your job title is Chief Operating Officer (“COO”) and/or such other position or capacity with such job title and duties and other additional responsibilities as the Board may from time to time reasonably decide, and subject to the terms and conditions set out in this Agreement. Unless otherwise notified, you will report to Curt Hartman, the CEO of CONMED (“the CEO”) and will be responsible for leading the Company’s commercial businesses, as well as Operations, Distribution, Regulatory Affairs / Quality Assurance, and Customer Excellence as COO.”

“5.1 You shall be required to work such hours and travel within and outside of the United Kingdom as may reasonably be required for the proper performance of your duties as COO.”

“6.1 You will be paid a basic salary of £478,225 per annum (“Base Salary”), in such instalments consistent with the Company’s compensation practices as they may change from time to time. Payment will normally be made by credit transfer into a bank account nominated by you. You acknowledge that you shall not be entitled to receive further remuneration in respect of overtime.”

“6.5 The Company may award discretionary bonuses from time to time, subject to such terms and conditions as may be decided from time to time by the Board. Where the Company decides to award a bonus, it will normally be dependent on both your and the Company’s performance although the award of any bonus is entirely at the Company’s discretion. The award of a bonus in one year does not imply any entitlement in respect of future years and there will be no entitlement to receive any bonus if your employment has terminated or you are under notice of termination at the expected date for payment. You will also be eligible to participate in the Conmed Corporation Executive Severance Plan and the Company’s short-term incentive program (the “STIP”) pursuant to the Conmed Corporation Executive Bonus Plan or such successor plan, subject in each case to the terms and conditions of these plans as may be in force from time to time. Your target STIP award opportunity will be 80% of Base Salary. In addition, in connection with your promotion to the role of COO, you will receive a one-time equity award grant with a target value of $800,000 (the “One-Time Equity Award”). The One-Time Equity Award value will be granted 75% in options and 25% in performance share units (“PSUs”), subject, in each case, to the terms and provisions of the applicable award agreement and the Company’s long-term incentive plan. The number of options and PSUs will be determined using the same methodology as applied to your March 1, 2024 long-term incentive grant, but using the Company’s share price at close on April 24, 2024.”

2. A new Section 6.10 shall be added immediately following Section 6.9 of the Service Agreement and immediately preceding the existing Section 6.10 of the Service Agreement (and the Sections thereafter shall be renumbered accordingly), as follows:

“6.10 You will be subject to tax equalization on the following income components: taxable housing, taxable imputed travel expenses, taxable imputed tax preparation fees, and taxable car allowance. If there are any other elements of pay that will be tax equalized by the Company, those will be on a mutually agreed case-by-case basis. Tax equalization means you will not bear the tax burden associated with these specific taxable benefits referenced in this paragraph, and the Company will pay or reimburse you for all home and host locations income and social taxes due on this income. In return, you must adhere to all applicable home and host tax laws and proper filings each and every year you are under tax equalization, inclusive of any year you have trailing liabilities. In addition, you agree to use the Company sponsored tax provider for preparation of home/host tax returns and abide by any payments necessary under the tax equalization. The fees for these tax returns will be paid by the Company and included in your imputed taxable income as needed by tax laws. Tax returns prepared by the Company provided tax provider will be kept confidential by the tax provider. However, certain information necessary for the calculation of the tax equalization calculation will be disclosed to the Company (this does not include any personal or confidential income information).”

All other provisions of the Service Agreement remain in full force and effect. If you approve of this Amendment, please sign this letter where indicated below.

Sincerely,

/s/ Curt R. Hartman
Name:	Curt R. Hartman
Title:	Chair, President & CEO

AGREED AND ACCEPTED:

/s/ Pat Beyer
Pat Beyer